Exhibit 10.7

SECOND AMENDED AND RESTATED

CORN SUPPLY AGREEMENT

THIS SECOND AMENDED AND RESTATED CORN SUPPLY AGREEMENT is made and entered into effective as of July 1, 2017 by and between GOLDEN GROWERS COOPERATIVE, a Minnesota cooperative association (“the Cooperative”), and CARGILL, INCORPORATED, a Delaware business corporation (“Cargill”).

WHEREAS, the Cooperative owns a 49% interest in ProGold Limited Liability Company, a Minnesota limited liability company (“ProGold”) and ProGold owns a corn wet milling facility located in Wahpeton, North Dakota (the “Facility”) which Facility was originally leased to Cargill pursuant to that Facility Lease dated November 1, 1997, is currently leased pursuant to that Amended and Restated Facility Lease effective as of January 1, 2008, and will be leased pursuant to that Second Amended and Restated Facility Lease effective as of January 1, 2018 (as amended and restated, the “Lease Agreement”); and

WHEREAS, Cargill desires to have access to and receive an adequate supply of corn at the Facility; and

WHEREAS, the Cooperative desires to facilitate the lease of the Facility to Cargill by facilitating the supply of corn to Cargill at the Facility pursuant to the terms and conditions of this Agreement; and

WHEREAS, the Cooperative intends to meet its delivery obligations hereunder through delivery of corn by its members on behalf of the Cooperative;

WHEREAS, the Cooperative and Cargill previously entered into an original Grain Services Agreement dated January 1, 2008 (the “2008 Grain Services Agreement”) and an Amended and Restated Grain Services Agreement dated September 1, 2009 (the “2009 Amended Grain Services Agreement”) pertaining to delivery of corn to Cargill by members of the Cooperative or on their behalf; and

WHEREAS, the Cooperative and Cargill are concurrently entering into a Second Amended and Restated Grain Services Agreement of even date herewith (the “2017 Amended Grain Services Agreement”); and

WHEREAS, in conjunction with the parties entering into the 2017 Amended Grain Services Agreement, the parties desire to further amend and restate the Corn Supply Agreement between the parties, dated January 1, 2008 (the “2008 Corn Supply Agreement”) and the Amended and Restated Corn Supply Agreement between the parties, dated September 1, 2009 (the “2009 Amended Corn Supply Agreement”), as provided herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual terms and conditions set forth herein, Cargill and the Cooperative agree as follows:

1.         COMMITMENT TO SELL AND DELIVER CORN.  The Cooperative shall cause to be delivered, through its members, and Cargill agrees to purchase, the following quantities of corn during the term of this Agreement, which corn will either be delivered on behalf of the

Cooperative by its members or their agents, or by the Cooperative or its agents, to the extent of the delivery obligations of any member who fails to fulfill its obligation to the Cooperative to deliver corn:  One bushel of corn annually for each outstanding unit of the Cooperative held by the Cooperative’s members at the end of such period, for each 12-month period beginning effective January 1 and ending on December 31 of each such period, as long as this Agreement remains in effect.

2.         DELIVERY OF CORN. The Cooperative shall cause to be delivered by its members, or delivered on their behalf, the corn committed to Cargill under Section 1 as follows:

(a)        Direct Deliveries by Member Producers of the Cooperative.  The amount of corn committed to Cargill under Section 1 shall be delivered to Cargill at the Facility by members of the Cooperative or their agents, in fulfillment of such member’s delivery obligation to the Cooperative, whether such obligation is fulfilled by the member through “Method A” or through “Method B” described in the 2017 Amended Grain Services Agreement.

(b)       Delivery Timing and Procedures.  Delivery of all corn committed to Cargill under this Agreement shall be made annually.  Deliveries of the quantities of corn may occur at any time during the year.  Except as otherwise provided for herein, delivery of the corn committed to Cargill under this Agreement shall be deemed to have occurred upon the delivery of corn by members of the Cooperative or their agents, at the Facility (or at another location mutually agreed upon by Cargill and the member or agent) in fulfillment of such member’s delivery obligation to the Cooperative, whether such obligation is fulfilled by Method A or Method B, or delivery made by the Cooperative or its agents, to the extent of the delivery obligations of any member who fails to fulfill its delivery obligation.  Cargill shall provide the Cooperative monthly reports of all corn credited against the Cooperative’s delivery obligations under this Agreement.  All costs and risk of loss prior to delivery of the corn to Cargill shall not be the responsibility of Cargill, unless otherwise agreed to by Cargill and the Cooperative’s member.

3.         ACCEPTANCE OF CORN; PRODUCT QUALITY STANDARDS.  The Cooperative and Cargill have set forth the terms and conditions governing inspection, acceptance and the grading of corn in the 2017 Amended Grain Services Agreement.  The Cooperative agrees that the risk of loss for the corn shall not pass to Cargill until the corn is delivered to and accepted by Cargill pursuant to this Agreement.  Cargill shall be deemed to have accepted the corn delivered hereunder upon its unload at Cargill’s receiving site.

4.         PURCHASE TERMS AND PAYMENT.

(a)       Cargill Payment.

(1)       The price per bushel of all corn delivered to Cargill through Method A shall be the contract price agreed to between a member and Cargill, or in the absence, of such a contract, the market price per bushel at the delivery location on the day on which the corn is delivered to and accepted by Cargill, less applicable discounts and inspection fees.

(2)       The price per bushel of all corn delivered to Cargill under Method B shall be equal to the price per bushel paid by Cargill to acquire said corn as the Cooperative’s agent as set forth in the 2017 Amended Grain Services Agreement.

(3)       Cargill will pay the purchase price for Method A corn as set forth in the 2017 Amended Grain Services Agreement.  The purchase price for Method B corn shall be offset against the payment to be made by the Cooperative to Cargill for the cost of Cargill purchasing said corn as the agent for the Cooperative under the 2017 Amended Grain Services Agreement, such that no payment shall be due by either party with respect to the Method B corn.

(b)       Other Terms.  The terms and conditions of Cargill’s standard corn purchase contract then in effect and which are consistent with industry standards and practices shall govern all purchases of corn by Cargill hereunder, except those that are inconsistent with the express provisions of this Agreement.

5.         TERM AND TERMINATION.

(a)        Term.  Subject to Section 5(b), the term of this Agreement shall commence on the date hereof and shall continue until the termination of the Lease Agreement, at which time it shall terminate without further notice; unless the term of the Lease Agreement is renewed or extended, in which case the term of this Agreement shall be renewed or extended for the same period of time.

(b)       Termination.  The Cooperative may terminate this Agreement for any reason upon 90 days written notice to Cargill.

(c)        Effect of Termination.  Upon termination of this Agreement, all obligations of the Cooperative to sell and deliver corn to Cargill shall cease, regardless of whether the Cooperative has delivered a pro rata quantity of the corn committed for the period, up to the termination date.  Provided, however, that the rights and obligations of the parties with respect to corn delivered to Cargill by the Cooperative prior to such termination date shall continue and be unaffected by the termination.

6.         FORCE MAJEURE.

In case of fire, explosions, interruption of power, strikes or other labor disturbances, lack of transportation facilities, shortage of labor or supplies, floods, action of the elements, riot, interference of civil or military authorities, enactment of legislation or any unavoidable casualty or cause beyond the control of Cargill affecting the conduct of Cargill’s business at the Facility to the extent of preventing or unreasonably restricting the receiving, handling, production, marketing, or other operations at the Facility, Cargill shall be excused from performance during the period that Cargill’s business or operations are so affected.  Cargill in its judgment may, during such period, accept such portion of corn as Cargill has informed the Cooperative it can economically handle.  Cargill shall give written notice to the Cooperative of its inability to perform and the specific cause or causes for the nonperformance.  In any event, Cargill shall pay for all corn it accepts pursuant to this Agreement.

7.         MISCELLANEOUS PROVISIONS.

(a)        Assignment.  Neither The Cooperative nor Cargill may assign this Agreement without the prior written consent of the other party.

(b)       Waiver of Breach.  No waiver of a breach of any of the agreements or provisions contained in this Agreement shall be construed to be a waiver of any subsequent breach of the same or of any other provision of this Agreement

(c)        Notices.  Whenever notice is required by the terms hereof, it shall be given in writing by facsimile, delivery or by certified or registered mail addressed to the other party at address noted in the caption of this Agreement or such other address as a party shall designate by appropriate notice.  If notice is given by mail, it shall be effective five (5) days after mailing.

(d)       Construction of Terms of Agreement; Modification. The language in all parts of this Agreement shall be constructed as a whole according to its fair meaning and not strictly for or against any party hereto.  Headings in this Agreement are for convenience only and are not construed as a part of this Agreement or in any defining, limiting or amplifying the provisions hereof.  This Agreement and the 2017 Amended Grain Services Agreement contains the entire agreement, and supersedes and replaces any prior agreements (either written or oral), between the parties with respect to the subject matter hereof including, but not limited to, the 2008 Corn Supply Agreement and the 2009 Amended Corn Supply Agreement.  This Agreement shall not be modified in any manner except by an instrument in writing executed by the parties hereto.  In the event any term, covenant or condition herein contained is held to be invalid or void by any court of competent jurisdiction, the invalidity of any such term, covenant or condition shall in no way affect any other term, covenant or condition herein contained.

(e)        Successors and Assigns.  Subject to the other provision of this Agreement, all of the terms, covenants and conditions of this Agreement shall inure to the benefit of and shall bind the parties hereto and their permitted successors and assigns.

(f)        Dispute Resolution. The parties agree that the sole remedy for resolution of all disagreements or disputes between the parties arising under this Agreement shall be arbitration proceedings under NGFA Arbitration Rules.  The decision and award determined by such arbitration shall be final and binding upon both parties.

IN WITNESS WHEREOF, Cargill and the Cooperative have executed this Agreement effective the day and year first above written.

GOLDEN GROWERS COOPERATIVE		CARGILL, INCORPORATED

By	/s/ Scott Stofferahn	By	/s/ Rich Torres
Its	Executive Vice President	Its	VP, Trading